Woody M. McGee Appointed to Intellicheck Mobilisa’s Board of Directors

PORT TOWNSEND, WA – May 26, 2010 – Intellicheck Mobilisa, Inc. (NYSE Amex: IDN), a global leader in access control and wireless security systems, today announced that Mr. Woody M. McGee has been appointed to their Board of Directors.  Mr. McGee is currently the President and CEO of FleetPride, Inc., the nation's largest independent aftermarket distributor of heavy-duty truck and trailer parts. He brings forty years of management and board experience in wireless mobile computing, manufacturing and electronics.  He has served on both public and private boards of directors, in the position of Chairman, as well as Chairman of the Audit Committee.

Dr. Nelson Ludlow, Chief Executive Officer of Intellicheck Mobilisa stated, “Woody’s broad experience in senior management and board experience will be a true asset to our company.  We are very excited that he has agreed to join us.”

Mr. McGee’s background includes serving as Chief Financial Officer for Telxon Corporation, as well as CFO for Western Atlas.  He was also the Director of Finance for Litton Industries.

“I have known Woody many years,” said Mr. John W. Paxton, Sr., Chairman of the Board.  “We have worked together previously, at both Litton and Telxon, and I know the level and scope of his experience.  I value his input and direction and know that he will be a tremendous addition to our board.”

About Intellicheck Mobilisa
Intellicheck Mobilisa is a leading technology company, developing and marketing wireless technology and identity systems for various applications including: mobile and handheld wireless devices for the government, military and commercial markets.  Products include the Defense ID system, an advanced ID card access control product currently protecting over 80 military and federal locations, and ID-Check, patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from U.S. and Canadian jurisdictions for the financial, hospitality and retail markets.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company’s filings with the SEC. We do not assume any obligation to update the forward-looking information.

Intellicheck Mobilisa, Inc.
Kenna Pope, 360-344-3233 ext. 119
kenna.pope@icmobil.com
or
The Investor Relations Group
James Carbonara, 212-825-3210
or
Media Relations:
Enrique Briz or Laura Colontrelle, 212-825-3210